Exhibit 5.01

May 13, 2010

SCANA Corporation
100 SCANA Parkway
Cayce, South Carolina 29033

Ladies and Gentlemen:

We have acted as counsel to SCANA Corporation (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-163075) (the “Registration Statement”), for (1) the offer and sale of 8,222,500 shares of the Company’s common stock (the “Underwritten Shares”), up to 6,622,500 of which shares will be borrowed by the underwriters or their respective affiliates from third parties and the remainder of which will be issued and sold by the Company (the “Direct Shares”), and (2) the issuance of up to 6,622,500 shares of the Company’s common stock (the “Settlement Shares”), pursuant to confirmations dated May 11, 2010 and May 13, 2010 (collectively, the “Forward Agreements”) entered into between the Company and each of Wells Fargo Bank, N.A., Morgan Stanley & Co. International plc and UBS AG, London Branch (collectively, the “Forward Counterparties”).

In connection with the delivery of this opinion, we have examined originals or copies of (a) the Restated Articles of Incorporation and Bylaws of the Company, in each case as amended to date; (b) the Registration Statement (including the prospectus forming a part thereof with respect to the offering of the Direct Shares and the Forward Shares) and the exhibits thereto; (c) certain resolutions adopted by the Board of Directors of the Company; and (d) such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, as we have considered necessary.

Based on the foregoing, we are of the opinion that (a) the Direct Shares have been duly authorized and, when delivered against payment therefor, will be legally issued, fully paid and nonassessable and (b) the Settlement Shares have been duly authorized and, when duly issued and delivered to the Forward Counterparties in accordance with the Forward Agreements against payment therefor, will be legally issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of South Carolina and the federal laws of the United States.  We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Registration Statement and to the use of our name under the captions “Legal Matters” and “Validity of the Securities” in the aforesaid prospectus and Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

McNair Law Firm, P.A.

/s/ McNair Law Firm, P.A.